Exhibit 99.1

United Security Bancshares, Inc. Reports Growth in Third Quarter and Nine Months Net Income

Net Income Rises to $1.2 Million for Third Quarter

THOMASVILLE, Ala.--(BUSINESS WIRE)--November 1, 2012--United Security Bancshares, Inc. (Nasdaq: USBI) today reported an increase in net income for the third quarter and nine months ended September 30, 2012, compared with the same periods in 2011. Net income attributable to USBI was $1.2 million, or $0.20 per diluted share, for the third quarter ended September 30, 2012, compared with a net loss attributable to USBI of $1.3 million, or $(0.22) per diluted share, for the third quarter of 2011. Net income attributable to USBI for the first nine months of 2012 rose to $1.3 million, or $0.22 per diluted share, compared with net income attributable to USBI of $414,000, or $0.07 per diluted share, for the same period of 2011.

“We are pleased with our continued improvement in net income since last year,” stated James F. House, President and CEO of United Security Bancshares, Inc. “This is our second consecutive quarter of improved earnings resulting from reduced non-interest expenses and charges related to non-performing loans, including significant reductions in our provision for loan losses and impairment of other real estate owned (OREO) compared with the prior year.”

“We continue to focus on improving our asset quality as part of our strategy to grow our earnings. As of September 30, 2012, OREO was down $9.4 million from the third quarter of last year and $3.2 million from December 31, 2011. As of September 30, 2012, non-accrual loans increased 58.7% to $31.6 million from the third quarter of last year, and loans 90 days or more past due and still accruing were down 32.4% to $2.1 million compared with the prior year. The increase in non-accrual loans was primarily due to one large loan relationship, which reached 90 days past due and was required to be placed on non-accrual status. We are optimistic that the past due status of this loan relationship is temporary in nature and that this relationship will return to accrual status in the fourth quarter with all interest and fees paid at that time. Our earnings outlook has improved since last year due to reduced losses from non-performing assets. However, we still have a higher-than-normal level of classified loans and OREO, and we remain focused on reducing our problem assets as the key to improving our future earnings,” continued Mr. House.

Third Quarter Results

Interest income totaled $9.3 million in the third quarter of 2012, compared with $10.7 million in the third quarter of 2011. The decline in interest income was due in large part to lower earning assets, primarily loans, compared with the third quarter of 2011.

Net loans totaled $344.7 million in the third quarter of 2012, compared with $382.4 million at September 30, 2011. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan demand. An overall weak economy, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Interest expense declined 40.3% to $1.0 million in the third quarter of 2012, compared with $1.7 million in the third quarter of 2011. The decrease resulted primarily from a decline in interest rates paid on deposits compared with the third quarter of 2011.

Net interest income was $8.3 million in the third quarter of 2012, compared with $9.0 million in the third quarter of 2011. Net interest margin was 6.0% in the third quarter of 2012, compared with 6.2% in the third quarter of 2011.

Provision for loan losses declined to $492,000 in the third quarter of 2012, or 0.5% of annualized average loans, compared with $2.3 million, or 2.2% of annualized average loans, in the third quarter of 2011. Net charge-offs declined to $0.8 million in the third quarter of 2012, compared with $6.0 million in the third quarter of 2011.

Total non-interest income was $1.5 million in the third quarter of 2012, compared with $1.6 million in the third quarter of 2011. The decrease in non-interest income was primarily due to lower service charges and other income compared with the third quarter of 2011.

Total non-interest expense declined 28.6% to $7.6 million in the third quarter of 2012, compared with $10.6 million in the third quarter of 2011. Non-interest expense declined in every major category in the third quarter of 2012 compared with the prior year’s third quarter, with the exception of loss on sale of OREO, which rose $244,000 but was more than offset by a $2.6 million reduction in impairment of OREO. In addition, salary, occupancy and furniture expenses also declined $430,000 compared with the third quarter of 2011.

United Security and First United Security Bank continued to be rated as “well-capitalized,” the highest regulatory rating, as of September 30, 2012. Total risk-based capital was 16.8% for the Company and for the Bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. The Tier 1 leverage ratio was 10.1% for the Company and for the Bank, both measures significantly above the requirement of 5.0% for a well-capitalized institution and minimum regulatory requirement of 3.0%.

Nine Months Results

For the first nine months of 2012, net income attributable to USBI rose to $1.3 million, or $0.22 per diluted share, compared with $414,000, or $0.07 per diluted share, for the first nine months of 2011.

Net interest income for the nine months ended September 30, 2012, was $25.4 million compared with $26.4 million for the same period of 2011. Net interest margin declined to 6.07% for the first nine months of 2012 from 6.2% in the first nine months of 2011.

Provision for loan losses was $3.2 million in the first nine months of 2012, compared with $5.2 million in the first nine months of 2011.

Non-interest income declined to $4.1 million for the first nine months of 2012, compared with $5.0 million for the same period of 2011. The decline in non-interest income was due primarily to lower service charges on accounts and other income compared with the first nine months of 2011.

Non-interest expense declined 5.1% to $24.8 million in the first nine months of 2012, compared with $26.2 million in the first nine months of 2011. The decrease was due primarily to lower salary and occupancy expenses and a decrease in impairment on OREO and other expenses compared with the first nine months of 2011.

Shareholders’ equity was $68.1 million, or $11.30 per share, at September 30, 2012, compared with $66.2 million, or $11.01 per share, at December 31, 2011, and $77.5 million, or $12.89 per share, at September 30, 2011. Return on shareholders’ equity was 2.63% in the first nine months of 2012 compared with 0.72% in the same period of 2011.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to the statement regarding the return to accrual status of the referenced loan relationship, these factors include, but are not limited to, general economic, market and other conditions that could affect the borrower’s ability to repay. Additionally, with respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Cash and Due from Banks	$9,800	$9,491
Interest-Bearing Deposits in Banks	52,035	43,306
Total Cash and Cash Equivalents	61,835	52,797
Federal Funds Sold	5,000	-
Investment Securities Available-for-Sale, at fair market value	102,572	122,170
Investment Securities Held-to-Maturity, at cost	12,191	1,170
Federal Home Loan Bank Stock, at cost	936	2,861
Loans, net of allowance for loan losses of $19,886 and $22,267, respectively	344,733	381,085
Premises and Equipment, net	8,949	9,050
Cash Surrender Value of Bank-Owned Life Insurance	13,209	12,922
Accrued Interest Receivable	3,308	3,958
Investment in Limited Partnerships	854	1,456
Other Real Estate Owned	13,608	16,774
Other Assets	17,127	17,567
Total Assets	$584,322	$621,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$506,628	$527,073
Accrued Interest Expense	523	790
Short-Term Borrowings	1,332	356
Long-Term Debt	-	20,000
Other Liabilities	7,745	7,384
Total Liabilities	516,228	555,603

Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 shares issued; 6,023,622 and 6,015,737 shares outstanding, respectively	73	73
Surplus	9,284	9,259
Accumulated Other Comprehensive Income, net of tax	3,470	3,004
Retained Earnings	76,403	75,091
Less Treasury Stock: 1,303,938 and 1,306,823 shares at cost, respectively	(21,123)	(21,208)
Noncontrolling Interest	(13)	(12)

Total Shareholders’ Equity	68,094	66,207

Total Liabilities and Shareholders’ Equity	$584,322	$621,810

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$8,488	$9,342	$26,454	$27,699
Interest on Investment Securities	840	1,357	2,632	4,051
Total Interest Income	9,328	10,699	29,086	31,750

INTEREST EXPENSE:
Interest on Deposits	1,027	1,566	3,549	4,742
Interest on Borrowings	4	161	119	631
Total Interest Expense	1,031	1,727	3,668	5,373

NET INTEREST INCOME	8,297	8,972	25,418	26,377

PROVISION FOR LOAN LOSSES	492	2,262	3,175	5,176

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,805	6,710	22,243	21,201

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	639	731	1,870	2,169
Credit Life Insurance Income	272	236	613	576
Other Income	542	628	1,575	2,235
Total Non-Interest Income	1,453	1,595	4,058	4,980

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,433	3,817	10,912	11,238
Occupancy Expense	488	519	1,416	1,462
Furniture and Equipment Expense	317	332	970	952
Impairment on Other Real Estate	377	2,956	3,241	3,842
Loss on Sale of Other Real Estate	572	328	1,032	836
Other Expense	2,375	2,641	7,261	7,849
Total Non-Interest Expense	7,562	10,593	24,832	26,179

INCOME (LOSS) BEFORE INCOME TAXES	1,696	(2,288)	1,469	2

PROVISION FOR (BENEFIT FROM) INCOME TAXES	517	(979)	157	(411)

NET INCOME (LOSS)	$1,179	$(1,309)	$1,312	$413
Less: Net Loss Attributable to Noncontrolling Interest	-	-	-	(1)
NET INCOME (LOSS) ATTRIBUTABLE TO USBI	$1,179	$(1,309)	$1,312	$414
BASIC AND DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO USBI PER SHARE	$0.20	$(0.22)	$0.22	$0.07

DIVIDENDS PER SHARE	$0.00	$0.00	$0.00	$0.04

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424